UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): April 9, 2018

Forterra, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-37921	37-1830464
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

511 East John Carpenter Freeway, 6th Floor, Irving, TX	75062
(Address of Principal Executive Offices)	(Zip Code)

(469) 458-7973
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 9, 2018, the Board of Directors (the “Board”) of Forterra, Inc. (the “Company”), elected Richard “Chip” Cammerer, Jr. to serve as a Class II member of the Board to fill the vacancy created by the previously disclosed resignation of Grant Wilbeck and Dominic LaValle and Chad Lewis to serve as a Class I members of the Board to fill the vacancies created by the previously disclosed resignations of Kevin Barner and Chad Suss, respectively.  In connection with their election, Mr. LaValle was appointed to the Compensation Committee of the Board and Mr. Lewis was appointed to the Nominating and Corporate Governance Committee of the Board.

Mr. Richard Cammerer, Jr., also known as Chip, age 44, is a Managing Director with Hudson Advisors L.P., or Hudson, an affiliate of the Company and its controlling stockholder, a position he has held since January 2016. Mr. Cammerer has over 20 years of experience within the commercial and investment banking industry, advising corporate clients and boards on a range of strategic and financial transactions. He served as Managing Director of Consumer & Retail Investment Banking Group at RBC Capital Markets LLC from June 2014 to January 2016. From 2006 to June 2014, he held various roles within Citigroup Global Markets Inc.’s investment banking arm in New York, most recently being promoted to Managing Director of the industry team in 2010. Previously, he held roles with Deutsche Bank Securities Inc., Banc of America Securities LLC and Bank of America, N.A. Mr. Cammerer served as Non-Executive Director of Forterra plc, a former affiliate of the Company, from March 2016 to April 2017, and currently serves as a member of the board of other private companies. Mr. Cammerer holds a Bachelor degree in Business Administration in Finance from Southern Methodist University and a Master of Business Administration degree from Vanderbilt University with a dual concentration in Finance and Accounting.

Mr. Dominic LaValle, age 40, has served as a Managing Director with Hudson Americas, L.P., or Hudson Americas, an affiliate of the Company and the Company's controlling stockholder, since January 2018, and previously served as Director from July 2015 through December 2017. In such capacity, he is responsible for sourcing, executing and managing private equity investments. Prior to joining Hudson Americas, Mr. LaValle was a Managing Director at Sowell & Company from September 2013 to July 2015 and a Managing Director at Wynnchurch Capital from May 2011 to June 2013. Mr. LaValle holds an MBA from the Wharton School of the University of Pennsylvania and a Bachelor of Arts degree in Economics from Dartmouth College, where he graduated Phi Beta Kappa. Mr. LaValle has also served as a member of the board of directors of Foundation Building Materials, Inc. since February 2017, as well as a number of privately held companies.

Mr. Chad Lewis, age 35, is a Vice President of Hudson Americas, an affiliate of the Company and the Company’s controlling stockholder, where he is responsible for executing and managing private equity investments, a position he has held since June 2015. Previously, Mr. Lewis served as an Associate of Hudson Americas from January 2015 to June 2015. Prior to Hudson Americas, Mr. Lewis was a Consultant at Bain & Company from January 2014 to January 2015 and an Associate at Prospect Partners, LLC from August 2009 to July 2011. Mr. Lewis began his career as an investment banking analyst, and later served as an Associate, at Lincoln International. Mr. Lewis holds an MBA from the University of Texas at Austin, which was earned between his time at Prospect Partners, LLC and Bain & Company, and a Bachelor of Science with Special Attainments in Commerce from Washington and Lee University, where he graduated cum laude. Mr. Lewis has served as a member of the board of directors of Foundation Building Materials, Inc. since April 2018, as well as a member of the board of one other privately held company.

As non-independent directors, the Company will not compensate Messrs. Cammerer, LaValle or Lewis for their services rendered as members of the Board; however, as previously disclosed, the Company enters into indemnification agreements with each of the Company's directors, including Messrs. Cammerer, LaValle and Lewis. Other than through their positions with Hudson and Hudson Americas, as discussed above, there was no arrangement or understanding between Messrs. Cammerer, LaValle or Lewis and any other persons pursuant to which they were selected as directors. Other than transactions involving the Company and its controlling stockholder, as disclosed in greater detail in the Company’s definitive proxy statement for the Company’s 2017 annual meeting of stockholders, and which disclosure is incorporated herein by reference, there are no transactions that would require disclosure herein pursuant to Item 404(a) of Regulation S-K.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Forterra, Inc.

/s/ Lori M. Browne
Lori M. Browne
Executive Vice President, General Counsel and Secretary
Date: April 10, 2018